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                                                                      EXHIBIT 23



                         Independent Auditors' Consent




The Board of Directors
ViroPharma Incorporated:



We consent to incorporation by reference in the registration statements (No. 333-34129 and No. 333-60951) on Form S-8 of ViroPharma Incorporated of our report dated February 23, 2000, except as to note 13, which is as of March 8, 2000 relating to the balance sheets of ViroPharma Incorporated (A Development Stage Company) as of December 31, 1998 and 1999, and the related statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and for the period December 5, 1994 (Inception) to December 31, 1999, which report appears in the December 31, 1999, Annual Report on Form 10-K of ViroPharma Incorporated.


                                        KPMG LLP



Princeton, New Jersey
March 14, 2000